     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2001



                                                      REGISTRATION NO. 333-51650

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            NTN COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        31-1103425
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                       THE CAMPUS -- 5966 LA PLACE COURT
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 438-7400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               STANLEY B. KINSEY
                            NTN COMMUNICATIONS, INC.
                       THE CAMPUS -- 5966 LA PLACE COURT
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 438-7400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                          COPIES OF COMMUNICATIONS TO:

                              C. JAMES LEVIN, ESQ.

                             O'MELVENY & MYERS LLP
                             400 SOUTH HOPE STREET
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 430-6000
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
At such time or times on and after the date on which this Registration Statement becomes effective as the
                     Selling Securityholders may determine.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                      NUMBER OF
                                      SECURITIES         PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF              OF EACH CLASS       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED      TO BE REGISTERED(1)      SECURITY(2)(3)         PRICE(2)(3)       REGISTRATION FEE(4)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.005 par value
  per share....................       2,382,919              $0.84375             $2,010,588              $503
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



(1) This registration statement covers shares of common stock previously issued to the selling securityholders and shares of common stock issuable upon the exercise of warrants held by the selling securityholders. This registration statement will cover an indeterminate number of additional shares that may become exercisable under the warrants to the extent permitted by Rule 416 under the Securities Act of 1933, as amended.


(2) Estimated solely for the purpose of calculating the registration fee.


(3) Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the American Stock Exchange on December 8, 2000.



(4)Previously paid


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


       SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED MARCH 2, 2001.


PROSPECTUS

                            NTN COMMUNICATIONS, INC.


                              2,382,919 Shares of

                                  Common Stock

                           -------------------------


     The selling securityholders who are identified in this prospectus may offer and sell from time to time up to 2,382,919 shares of common stock of NTN Communications, Inc. by using this prospectus. Of these shares, 1,598,627 shares are outstanding common stock and 784,292 shares are issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling securityholders. For more information, please refer to "Selling Securityholders" on page 11 of this prospectus.



     Our common stock is traded on the American Stock Exchange (AMEX) under the ticker symbol "NTN." On February 28, 2001, the closing price of our common stock, as reported by the AMEX, was $0.90 per share.


                           -------------------------


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is           , 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    3
Recent Company Developments.................................    8
Forward-Looking Statements..................................   10
Use of Proceeds.............................................   10
Selling Securityholders.....................................   11
Plan of Distribution........................................   13
Legal Matters...............................................   13
Experts.....................................................   13
Where You Can Find More Information.........................   14

                                    SUMMARY


     You should read the following summary together with the more detailed information about our company and the common stock being sold in this offering, including "Risk Factors" and our consolidated financial statements and related notes, contained elsewhere in this prospectus or incorporated by reference.



                                  OUR BUSINESS



     NTN Communications, Inc. is a developer and distributor of interactive game content to numerous interactive platforms. We also own and operate the largest "out-of-home" interactive consumer marketing television network in the United States. We operate our businesses through two operating divisions, the NTN Network(R) and BUZZTIME, Inc.(TM)



NTN NETWORK



     The NTN Network is North America's largest "out-of-home" interactive television network. The unique private network, distributed through satellites and the Internet, broadcasts a variety of interactive multi-player sports and trivia games 365 days per year to hospitality venues such as restaurants, sports bars, hotels, clubs and military bases totaling approximately 3,450 locations in North America as of November 20, 2000. The network earns revenue from delivering entertainment content to hospitality venues in the United States for a monthly fee, including installation revenue. The network also generates advertising revenue from third party advertisers on the NTN Network and license fee revenue from our Canadian licensee.



     A unique feature of the NTN Network's interactive programming is that all players compete in real-time within each location and are ranked at the end of each game against players in all locations throughout North America. This enables each location to create on-premise promotions to increase patron loyalty as well as allowing NTN to capture national sponsors who want to use the competitions as a promotional tool.



     In April 1999, we began upgrading the NTN Network by introducing a new Windows 98-based "Digital Interactive TV" system to replace our decade-old DOS-based system. As of January 15, 2001, we have converted approximately 74% of our network from the DOS-based system to the digital system. The new digital system uses the latest Windows-based development tools and multimedia capabilities, resulting in enhanced, high-resolution graphics and full-motion video, making broadcasts on the NTN Network more appealing.



BUZZTIME





     BUZZTIME, Inc., our wholly-owned subsidiary formed in December 1999, functions as a developer and distributor of game content. As a developer, BUZZTIME continues to augment our expansive interactive game libraries. As a distributor, BUZZTIME broadcasts live play-along game shows to a broad array of interactive networks and platforms, including the Internet and online services, interactive television and wireless devices. BUZZTIME currently derives revenue from providing content, advertising and production services to third parties.



                                  OUR STRATEGY



     Our objective is to grow our businesses as a leading developer and distributor of interactive entertainment across several interactive platforms, including our out-of-home network, wireless devices and interactive television. To accomplish our objectives we are pursuing the following strategies:



     - Increasing the number of locations serving the NTN Network. We intend to accomplish this by expanding our product offerings to include value-added services, increasing the size of our sales force, providing new and updated content on a regular basis and through inexpensive telecommunication methods.

     - Developing BUZZTIME to become the preferred interactive entertainment channel on interactive television (iTV) platforms being deployed by cable and satellite operators. We are focusing on developing BUZZTIME into a leading content provider for iTV platforms and have shifted away from our prior strategy of using BUZZTIME as an Internet-based entertainment and marketing platform. We plan to adapt our interactive content and technology to the major iTV platforms; gain distribution and increase market share by working with the major iTV, cable and satellite industry partners; maintain a strong presence in wireless entertainment; and utilize the broadcast studio as a development and production facility to develop and deepen relationships with iTV media and distribution companies.



     - Increasing revenues through current and new revenue sources. We receive money through subscriptions to the NTN Network by restaurants and bars, production services revenue, license fee revenue and from third-party advertisers of the NTN Network and BUZZTIME.com. We expect to continue generating revenue through these sources and, by growing our customer base, we expect to see revenue growth in subscription and advertising revenue. Similarly, as BUZZTIME takes full advantage of the emerging iTV entertainment industry, we expect to increase revenue through three sources: carriage fees paid by local cable operators; subscriptions fees paid by iTV home subscribers for premium channels or pay-per-play transactions; and advertising and production revenue.



     We have incurred net losses in the last five years and expect to incur losses through mid 2002. Recent losses have been primarily as a result of significant expenditures related to the BUZZTIME initiatives for which no significant revenues have yet been generated. For the nine months ended September 30, 2000, we reported an operating loss of $3,781,000.



     In order to execute our growth strategies for both the NTN Network and BUZZTIME, we will require additional financing in 2001. If we are unsuccessful in obtaining financing, some initiatives may have to be curtailed or deferred.



                                  THE OFFERING



     The offering price for the common stock may be the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, at negotiated prices or such other price as the selling securityholders determine from time to time. The shares offered for resale by this prospectus represent 6.4% of our shares outstanding, assuming the exercise of all warrants held by the selling securityholders.

                                  RISK FACTORS


     The shares of common stock being offered involve a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before you buy shares of our common stock. The trading price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment.


RISKS ASSOCIATED WITH NTN COMMUNICATIONS, INC.


     We Incurred a Significant Net Loss During the First Nine Months of 2000 and We Expect to Incur Significant Net Losses in the Future. The net loss for the nine months ended September 30, 2000 of $3.9 million would have been approximately $5.7 million, except for a one-time reduction of expenses during the period attributable to a reversal of a put right liability. The put right liability was originally recorded in 1996 in conjunction with our obligation to issue 565,000 warrants to purchase common stock to settle a class-action lawsuit. During the period from February 18, 2000 to February 18, 2001, the holders of the warrants had the right, but not the obligation, to put the warrants to NTN for repurchase at a price of $3.25 per warrant. The put right expired, however, by its terms on February 17, 2000 when the closing price of NTN's common stock on the American Stock Exchange reached $4.22 per share or above for the seventh consecutive trading day. This compares to a loss of approximately $3.1 million, excluding any gain on the sale of a subsidiary, for the nine months ended September 30, 1999. We expect to incur significant operating and net losses for the next four quarters due primarily to our continued development of the BUZZTIME subsidiary.



     Our Limited Liquidity and Capital Resources May Constrain Our Ability to Operate and Grow Our Business. At September 30, 2000, our current assets exceeded our current liabilities by approximately $35,000. We currently have a revolving line of credit agreement which provides for borrowings not to exceed the lesser of $4.0 million or three times trailing monthly collections or three times annualized trailing adjusted EBITDA. As of November 20, 2000, the maximum of $4.0 million was available to us and approximately $2,877,000 was outstanding under the line. The line of credit is secured by substantially all of our assets. Notwithstanding our raising of $2.0 million in gross proceeds in a privately placed equity offering in November 2000, our liquidity and capital resources remain limited and this may constrain our ability to operate and grow our business. A reduction in our EBITDA may result in a reduction in availability under our revolving line of credit and further constrain our liquidity.



     We Will Need to Raise Additional Financing in Order to Achieve our Business Objectives. Although we raised $2.0 million in a privately-placed equity offering completed in November 2000, we will need to raise additional equity or debt financing to execute our business plans for the NTN Network and BUZZTIME, which call for significant growth. We will not receive any proceeds from this offering although we may receive up to $1.4 million in gross proceeds from the exercise of the warrants held by the selling securityholders.



     The NTN Network currently generates cash flow sufficient to sustain its operations and to continue funding the operation of BUZZTIME for the next twelve months if we curtail the development and marketing of BUZZTIME as planned. Based on our projected cash requirements, we will need $3 million in additional financing in order to fund any BUZZTIME growth initiatives. Similarly, we will also need an additional $2 million in financing to grow the NTN Network during the next twelve months to 4,000 sites in the U.S. and Canada. We may not be able to obtain additional financing on terms favorable to us.



     As part of our financing plan, we will try to obtain direct investment in BUZZTIME. We will begin growth initiatives only if we succeed in raising capital at an appropriate cost. If additional financing is not obtained, our growth plans will be deferred. If additional financing for BUZZTIME is not obtained and we do not reduce cash expenditures at BUZZTIME sufficiently, we may not be able to sustain the operations of BUZZTIME. If our cash flows are less than anticipated or if we incur unanticipated expenses, we may not be able to continue improvement, development and expansion of our new digital network or pursue our BUZZTIME initiatives. If we receive additional equity financing, it could be dilutive to our stockholders.

     We Do Not Comply with the American Stock Exchange Guidelines and May be Delisted or Suspended from Trading. AMEX has published a set of continued listing guidelines that it follows to determine whether an AMEX-listed company should be allowed to continue the trading or listing of its securities on the exchange. Under these guidelines, AMEX will consider suspending or "delisting" a company's securities from the exchange if it has sustained operating or net losses in its five most recent fiscal years. As we reported in our 1999 Annual Report on Form 10-K, we incurred a net loss of $2,498,000 for the year ended December 31, 1999, representing our fifth consecutive year of losses. As such, we are technically not in compliance with the continued listing guidelines of AMEX.



     We have received correspondence from AMEX indicating that, despite the fact that NTN does not currently meet the guidelines, AMEX will continue the listing of our common stock pending periodic reviews by AMEX of our quarterly and annual SEC filings and certain other financial information. Still, our common stock may not remain listed on AMEX or any other exchange or quotation system in the future. If our common stock is delisted from AMEX, spreads can often be higher for securities traded on the over-the-counter market and the execution time for orders may be longer. Thus, removing our stock from AMEX may result in decreased liquidity by making the trading of our stock less efficient.



     We Are Currently Involved in Two Litigation Matters that Could Affect Our Intellectual Property Rights and Materially Impact Our Profitability. NTN is involved in two pending lawsuits in Canada, both involving Interactive Network, Inc. Both NTN and Interactive Network have asserted claims involving patent infringement and validity and certain other proprietary rights. The litigation is currently at the discovery stage. In December 2000, the Canadian court ordered the parties to complete discovery in the matter by April 2001. These actions affect only the Canadian operations of NTN and its Canadian licensee and do not extend to our operations in the United States or elsewhere. Any damages the Company might incur are not expected to be material.



     If We Do Not Compete Successfully in the Development of New Products and Keep Pace with Rapid Technological Change, We Will Be Unable to Achieve Profitability and Sustain a Meaningful Market Position. The interactive entertainment and game industry is becoming highly competitive and subject to rapid technological changes. We are aware of other companies that are introducing interactive game products on interactive platforms that allow players to compete across the nation. Some of these companies may have substantially greater financial resources and organizational capital than we do, which could allow them to identify emerging trends and customer tastes more quickly and develop technology at a faster pace. Developments by others may render our network, its content and our technology obsolete or noncompetitive.



     We May Sell Equity Interests in BUZZTIME to Third Parties, Which Could Result in the Loss of Control of BUZZTIME and Loss of Content for the NTN Network. We believe that there may be divergent investment preferences between the strategies pursued by the NTN Network and BUZZTIME and we may decide to raise additional financing by selling equity interests in BUZZTIME to third parties. From an operational standpoint, we could lose control in BUZZTIME. If we lose control, BUZZTIME may no longer provide adequate support and resources for content and programming for the NTN Network affecting the ability of the NTN Network to continue its operations. From a financial viewpoint, we could undervalue the stock of BUZZTIME when selling it to third parties or undervalue certain assets transferred to BUZZTIME and this could devalue your holdings in NTN, because we would not receive the full value for our interest in BUZZTIME.



     If Our Intellectual Property Does Not Adequately Protect Our Proprietary Rights, Others Could Compete against Us More Directly, Which Would Hurt Our Profitability. We rely on a combination of trademarks, copyrights and trade secret laws to protect our proprietary rights in certain of our products. Furthermore, it is our policy that all employees and consultants involved in research and development activities sign nondisclosure agreements. Our competitors may, however, misappropriate our technology or independently develop technologies that are as good as or better than ours. Our competitors may also challenge or circumvent our proprietary rights. If we have to initiate or defend against an infringement claim in the future to protect our proprietary rights, the litigation over such claims could be time-consuming and costly to us, adversely affecting our financial condition.


     If We Fail To Manage Our Growth Effectively, We May Lose Business and Experience Reduced Profitability. Continued implementation of our business plan requires an effective planning and management process. Our anticipated future growth, which depends on our conversion and use of the new digital network and the content provided by BUZZTIME or others, will continue to place a significant strain on our management systems and resources. If we are to grow successfully, we must:


     - improve our operational, administrative and financial systems;

     - expand, train and manage our workforce; and

     - attract and retain qualified management and technical personnel.


     We plan to continue adding personnel to our technical department. However, competition for qualified personnel is intense, particularly for employees with technical expertise. If we do not attract and retain qualified employees, we may not fully utilize our new digital network and the content provided by BUZZTIME. This would stunt our growth and reduce our profitability.



     If Our Chief Executive Officer Leaves Us, Our Business May Be Adversely Affected. Our success greatly depends on the efforts of our chief executive officer. Our ability to operate successfully will depend significantly on the services and contributions of our chief executive officer. Our business and operations may be adversely affected if our chief executive officer was to leave.



RISKS ASSOCIATED WITH INTERACTIVE TELEVISION



     Our Prospects for Growth Depend on Our Implementation and Use of Our New Digital Network. Our digital network, introduced in April 1999, has been installed in approximately 2,587 subscriber locations as of January 2001. An additional 932 locations continue to subscribe to the original DOS-based NTN network. We currently plan to continue operating our original NTN network and the digital network concurrently. Our immediate prospects for growth depend, in part, on the successful operation of the new digital network, our ability to add new product offerings, and our sales effort. If we do not fully utilize the new digital system or if the market does not accept it, we will have committed much of our resources to an unsuccessful technology.



     The Interactive Gaming and Entertainment Industry Is Becoming Highly Competitive. The entertainment business is highly competitive. We compete with other companies for total entertainment related revenues in the marketplace. Our network programming competes generally with broadcast television, direct satellite programming, pay-per-view, other content offered on cable television, and other forms of entertainment. Furthermore, certain of our competitors have greater financial and other resources available to them. With the entrance of motion picture, cable and television companies, competition in the interactive entertainment and multimedia industries will likely intensify in the future. In January 1999, The Walt Disney Company introduced interactive programming broadcast in conjunction with live sporting and other events which competes directly with our programming.



     We also compete with other content and services available to consumers through online services. Moreover, the expanded use of online networks and the Internet provide computer users with an increasing number of alternatives to video games and entertainment software. With this increasing competition and rapidly changing factors, we must be able to compete on technology, content and management strategy. If we fail to provide the quality services and products, we will lose revenues to other competitors in the entertainment industry.



     We Depend on a Single Supplier of Playmakers(R). We currently purchase our 900 megahertz Playmakers from Climax Technology Co. Ltd., an unaffiliated Taiwanese manufacturer. We are currently soliciting bids for the manufacture of our Playmakers. Unless and until we succeed in establishing additional manufacturing relationships, we will continue to depend on our current sole source supplier of Playmakers. If we lose our supplier, our growth will slow until an alternative supplier is identified.

     Communication Failures With Our Subscriber Locations Could Result In the Cancellation of Subscribers and A Decrease In Our Revenue. We rely on satellite and telephone systems to communicate with our subscriber locations. Interruption in communications with our subscriber locations under either system could decrease customer loyalty and satisfaction and result in a cancellation of our services. We have had past disputes with our primary telephone service provider, Global Crossing Telecommunications, Inc.



     Our Games and Game Shows Are Subject to Gaming Regulations. We operate online games of skill and chance that, in some instances, reward prizes. These games are regulated in many jurisdictions. The selection of prize winners is sometimes based on chance, although none of our games require any form of monetary payment. The laws and regulations that govern these games, however, are subject to differing interpretations in each jurisdiction and are subject to legislative and regulatory change in any of the jurisdictions in which we offer our games. If such changes were to happen, we may find it necessary to eliminate, modify or cancel certain components of our products that could result in additional development costs and/or the possible loss of revenue.



     If Our New Digital Network and BUZZTIME Programming Are Not Accepted by the Market, We Are Not Likely to Generate Significant Revenues or Become
Profitable. The new digital network and BUZZTIME programming face risks as interactive television products and whether the market accepts interactive television. If interactive television does not become a successful, scalable medium or if the market does not accept trivia and play-along sports games, then we will be unable to draw revenues from advertising, direct-marketing of third-party products, subscription fees and pay-per-play fees. We will also be unable to attract local cable operators to add BUZZTIME programming as a channel to their service.


RISKS ASSOCIATED WITH THE INTERNET

     One of our principal business objectives is to increase our direct contact with consumers through our websites, BUZZTIME.com and NTN.com. We face the risks described below in operating the websites on the Internet.


     Being A Competitor In The Internet Market Increases The Intensity Of Our Competition Because Of The Ease to Create New Websites And The Ability of Some Competitors To Have Greater Access To Capital. The Internet market is new, rapidly evolving and intensely competitive. We expect this competition to intensify in the future due in part to the minimal barriers to entry and the relatively low cost to launch a new web site. We will compete with a variety of other entertainment and multimedia companies on the Internet. Some of these competitors can devote substantial resources to Internet commerce in the near future. Our websites will also compete with traditional providers of entertainment and multimedia content and services.



     Many of our current and potential competitors have large customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, some competitors may be able to obtain services from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote more resources to web site and systems development than we can.



     We May Be Liable for the Content We Make Available on the Internet. We make content available on our websites and on the web sites of our advertisers and distribution partners. The availability of this content could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, or copyright or trademark infringement. We could also be exposed to liability for third-party content accessed through the links from our websites to other web sites. We may incur costs to defend ourselves against even baseless claims, and our financial condition could be materially adversely affected if we are found liable for information that we make available. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and may limit the attractiveness of our services to users.

RISKS ASSOCIATED WITH THIS OFFERING


     Our Stock Price Has Been Highly Volatile, and Your Investment Could Suffer a Decrease in Value. The trading price of our common stock has been and may continue to be subject to wide fluctuations. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.



     Our Charter Contains Provisions That May Hinder or Prevent a Change in Control of Our Company, Which Could Result in Your Inability to Approve a Change in Control and Potentially Receive a Premium Over the Current Market Value of Your Stock. Certain provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if such a change in control would benefit our stockholders. For example, our certificate of incorporation requires a supermajority vote of at least 80% of the total voting power, voting together as a single class, to amend certain provisions of such document, including those provisions relating to:


     - the number, election and term of directors;

     - the removal of directors and the filling of vacancies; and

     - the supermajority voting requirements of our Certificate of Incorporation.

These provisions could discourage third parties from taking over control of our company. Such provisions may also impede a transaction in which you could receive a premium over then current market prices and your ability to approve a transaction that you consider in your best interests.


     We Do Not Expect to Pay Dividends During the Foreseeable Future. We have never declared or paid any cash dividends on our common stock and anticipate that for the foreseeable future any earnings will be retained for use in our business. Our outstanding revolving line of credit prohibits us from paying cash dividends without obtaining prior approval from the lender.



     If the Shares of Our Common Stock Eligible for Future Sales Are Sold, the Market Price of Our Common Stock May Be Adversely Affected. Sales of substantial amounts of our common stock in the public market after this offering or the anticipation of such sales could have a material adverse effect on then-prevailing market prices. As of November 20, 2000, there were approximately 7,426,790 shares of common stock reserved for issuance upon the exercise of outstanding stock options at exercise prices ranging from $0.6250 to $6.3750 per share. As of November 20, 2000, there were also outstanding warrants to purchase an aggregate of approximately 2,732,771 shares of common stock at exercise prices ranging from $0.6875 to $5.00 per share. As of November 20, 2000, there were approximately 3,137,255 shares of common stock reserved for the issuance upon the conversion of the senior convertible subordinated notes at a conversion price of $1.275. Additionally, we have approximately $14 million of common stock remaining under our existing shelf registration for possible future sale.



     The foregoing options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of these options and warrants can be expected to exercise them at a time when we would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options and warrants. For the life of such options and warrants, the holders are given the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. To the extent the trading price of our common stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will have a dilutive effect on our stockholders.

                          RECENT COMPANY DEVELOPMENTS


     Recent Developments Pertaining to the Digital Network. In 1999, we introduced a new Digital Interactive Television Network with a Windows-based platform and 900 MHz Playmakers to replace our original NTN Network, which is DOS-based with 49 MHz Playmakers. The digital network contains many new features, such as full-motion video capabilities and high-resolution graphics, to allow more compelling content and better advertising opportunities. In addition, the new, more consumer friendly Playmakers have increased transmission range and have a longer battery life. They feature a much larger, eight line LCD screen that displays sports scores and other ticker information. They also enable electronic, text-based chat between patrons.



     NTN has experienced higher operating costs with the digital network. The increased costs associated with transmitting the larger data files associated with full-motion advertisements and new programming content have been partially offset by lower costs for technical service and equipment repairs. We are testing alternative data transmission methods and file compression technologies to reduce these costs, but we may not be successful.



     As of January 2001, approximately 2,587 digital systems were installed, representing approximately 74% of the total network. We estimate that NTN will convert 29% of the approximately 932 systems remaining on the original NTN Network to the digital network. Of the 660 systems remaining, approximately 560 are operated by our Canadian licensee who will continue to operate the original NTN Network for the foreseeable future. We anticipate service will be terminated as to the remaining 100 systems in accordance with existing contract terms with our customers. NTN is responsible for purchasing the equipment necessary to upgrade sites from the DOS-based system to the new digital network. Subscribers are required to pay an installation fee to cover our costs in installing the system and training our customers. Thus, we expect that NTN will require approximately $1.1 million in capital expenditures and will incur approximately $200,000 in one-time costs to convert the additional systems.



     Recent Developments Pertaining to BUZZTIME. We entered an exclusive contract with inflightonline to provide BUZZTIME trivia and chat services as part of the inflightonline service running on commercial airlines. Inflightonline is a provider of in-flight Internet and intranet services on board commercial airline flights including a new interactive games and entertainment division featuring BUZZTIME games and entertainment. Passengers will be able to access BUZZTIME games and entertainment via their laptops connected to an on-board server through the in-flight phones.



     We also began operating www.buzztime.com and have generated in excess of 350,000 registrations to date. We extended our agreement with FOXSPORTS.com, News Digital Media's sports site on the Internet, for distribution of our Predict-The-Play(TM), live, interactive football strategy game for the 2000-01 NFL season. Under the terms of the agreement, News Digital Media has licensed BUZZTIME's Predict-The-Play(TM) game as a feature to be hosted on the FOXSPORTS.com site, with both companies sharing in advertising revenue and registration rights.



     Most recently, we entered into a licensing and promotion agreement with Yahoo! Inc., a leading global Internet communications, commerce and media company for integration of the BUZZTIME trivia game content into the Yahoo! games application. BUZZTIME will provide Yahoo! Games and its players with a trivia section that features seven of BUZZTIME's most popular trivia quiz game shows. As part of the agreement, the BUZZTIME.com website will receive promotional advertisements on Yahoo! Games and within the Yahoo! service. The term of the agreement with Yahoo! Games is twenty-four months from the date that BUZZTIME games first become available on Yahoo!.



     Our contract with AOL, in which we had access to AOL's subscribers for promotion of BUZZTIME.com, expired on November 30, 2000 under the terms of the agreement. Our license with the NFL for the use of NFL trademarks and other intellectual property in connection with our "QB1" predict-the-play interactive game is scheduled to expire on March 31, 2001.



     We recently entered into an agreement with Sprint PCS Wireless to provide games to cellular phones. Sprint will pay us a referral fee for any new customers referred to Sprint PCS through BUZZTIME. In return, we will pay Sprint a fee to place BUZZTIME's link in the games category on the Sprint PCS Wireless Web. This link will enable cell phone users to access the BUZZTIME games. Sprint will also receive a portion of BUZZTIME's revenues received from advertisements, electronic commerce, and pay-for-play or other premium services.



     In December 2000, the Federal Court of Canada, Trial Division, issued an order setting a revised schedule in the pending litigation between NTN and Interactive Network, Inc. The litigation involves licensing and infringement issues. The revised schedule provides that discovery must be completed on or before April 16, 2001.



     Public Offering of Common Stock. We raised gross proceeds of $6.0 million in April 2000 through the underwritten sale of 2,000,000 shares of common stock pursuant to our existing shelf registration statement. The net proceeds from the sale, which totaled approximately $5,163,000, were used primarily for working capital and general corporate purposes relating to the launch of our new game portal, BUZZTIME.com and ongoing conversion of the NTN Network's hospitality locations to the our new digital technology.



     Private Placement of Common Stock and Warrants. We announced on November 14, 2000 that we closed a private placement of $2,000,000 with two accredited investors. We sold a total of 1,218,583 shares of common stock and we also issued warrants to purchase 609,292 shares. The shares were sold at a purchase price of $1.64125 per share. Each warrant is exercisable for one share of our common stock at an initial exercise price of $1.64125 per share. In addition, we agreed to issue to the purchasers, for no additional consideration, additional warrants to purchase 609,292 shares of its common stock at an initial price of $1.64125 per share of common stock in the event we raised less than a total of $5 million in gross proceeds from the sale of our common stock to entities other than the purchasers by May 14, 2001. The exercise price of all warrants will be reset every six months beginning May 14, 2001 to the average closing bid price for the 20 days prior to each sixth month anniversary if a lower exercise price would result. The warrants have a three-year life starting from the date of issuance.



     Pursuant to the terms of the private placement, each purchaser will be issued additional shares of common stock in the event we issue, at any time or from time to time during the six months immediately following November 14, 2000, any common stock or convertible securities without consideration or for a consideration per share less than the original purchase price per share paid by the purchasers. In addition, we also granted the purchasers a limited right of first refusal exercisable at the option of each purchaser during the twelve-month period ending November 14, 2001.



     Agreement with Certain Noteholders and Selling Securityholders. On January 26, 2001, we reached agreement with our noteholders and certain selling securityholders to change the terms of our senior subordinated notes and our November 2000 private placement.



     We reached agreement with the holders of our outstanding senior subordinated notes to revise the terms of the $4 million currently outstanding in the notes. Material changes in the terms of the notes are as follows:



     - The maturity date of the notes has been extended from February 1, 2001 to February 1, 2003.



     - The interest rate has been reduced from 7% to 4% per annum.



     - At maturity, we now have the option to convert up to the full principal amount of the notes into NTN common stock at a conversion price of $1.275 per share.



     - We can convert the notes into NTN common stock at $1.275 per share, if our stock closes above $2.50 for more than 20 consecutive trading days.

     We also reached agreement with certain selling securityholders from our November 2000 private placement. Under an amendment to the stock purchase agreement, the following terms were changed from the November 2000 private placement:



     - The warrants previously had a reset provision for the exercise price in which the exercise price could decrease as the price of our stock decreased. This provision has been eliminated and the exercise price for the warrants has been fixed at $1.64125 per share, absent anti-dilution adjustments.



     - The investors relinquished their rights to the warrants that were contingent on our raising another $5.0 million in capital. These warrants, which could have been exercised for an additional 609,292 shares, have been cancelled.



     - We issued an additional 280,034 shares and 70,009 shares of common stock to BayStar Capital, L.P. and BayStar International Ltd., respectively, for entering into this restructuring agreement. We are registering these shares for resale under this prospectus.



     In return for our noteholders and securityholders entering into this restructuring agreement, our chief executive officer, Stanley B. Kinsey, agreed to a one-year extension of his employment agreement with us.


                           FORWARD-LOOKING STATEMENTS


     We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.



     All forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this prospectus and in our annual report on Form 10-K. You should carefully consider the information set forth under "Risk Factors" in this prospectus.


                                USE OF PROCEEDS


     We will not receive any proceeds from the sale of the shares of common stock offered by the selling securityholders pursuant to this prospectus. We will receive proceeds if selling securityholders exercise their warrants to purchase shares of common stock. If the selling securityholders exercise all of their warrants, the maximum gross proceeds received by us would be approximately $1.4 million. When and if we receive these funds, they will be used for general corporate purposes.

                            SELLING SECURITYHOLDERS



     The shares of common stock offered by this prospectus have been or will be issued to the selling securityholders (or their assignees) directly by us. The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling securityholders as of February 22, 2001 and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling securityholders or their transferees from time to time. Except as described in the footnotes to the table, to the best of our knowledge, none of the selling securityholders has had any position, office or other material relationship with our company within the past three years (other than as a security holder).



                                 NUMBER OF       PERCENT OF     MAXIMUM NUMBER OF    NUMBER OF       PERCENT OF
                                SHARES OWNED    CLASS OWNED     SHARES WHICH MAY    SHARES OWNED    CLASS OWNED
                                  PRIOR TO       BEFORE THE      BE SOLD IN THIS     AFTER THE       AFTER THE
SELLING SECURITYHOLDER          OFFERING(1)    OFFERING(1)(2)      OFFERING(1)      OFFERING(1)    OFFERING(1)(2)
----------------------          ------------   --------------   -----------------   ------------   --------------
BayStar Capital,
  L.P.(3)(4).................    1,742,335          4.89%(6)        1,742,335                0             *
BayStar International,
  Ltd.(3)(5).................      435,584          1.22%(6)          435,584                0             *
Total for Bay Star
  affiliates(3)(4)(5)........    2,177,919          6.11%           2,177,919                0             *
Spencon Integrated Solutions
  LLC(7).....................      175,000             *              175,000                0             *
Sikander, Inc.(8)............       30,000             *               30,000                0             *
Ed Bevilacqua(9).............       30,000             *               30,000                0             *
Michael A. Roth(10)(11)......    5,317,455         13.72%(6)        2,177,919        3,139,536          8.01%(6)
Brian J. Stark(10)(11).......    5,317,455         13.72%(6)        2,177,919        3,139,536          8.01%(6)
Matt Stanton(12).............      175,000             *              175,000                0             *


---------------


  * Less than one percent.



 (1)Assumes exercise of all warrants beneficially owned by the selling securityholders for the maximum number of shares permitted as of February 2001 and assumes that each selling securityholder will sell all shares of our common stock offered under this prospectus.



 (2)Does not include 2,732,771 shares of common stock issuable upon the exercise of warrants held by other stockholders, 7,426,790 shares of common stock reserved for issuance upon the exercise of options, or 3,137,254 shares of common stock reserved for issuance upon conversion of the convertible senior subordinated promissory notes; except that with respect to Messrs. Roth and Stark, it includes the 3,137,254 shares of common stock reserved for issuance upon the conversion of the convertible senior subordinated promissory notes.



 (3)In November 2000, we issued in a $2.0 million private placement of securities: (i) 974,687 shares to BayStar Capital, L.P. and 243,717 shares to BayStar International, Ltd., (ii) warrants to purchase 487,433 shares to BayStar Capital, L.P. and warrants to purchase 121,859 shares to BayStar International Ltd., (iii) additional warrants to purchase 487,433 shares to BayStar Capital L.P. and additional warrants to purchase 121,859 shares to BayStar International Ltd., and (iv) granted certain additional rights to obtain future shares of common stock. In January 2001, we entered an agreement with these securityholders amending the terms of the November 2000 private placement and issued 280,034 additional shares to BayStar Capital, L.P. and 70,009 additional shares to BayStar International, Ltd. in exchange for amended the terms of the warrants, canceling the additional warrants to purchase 487,433 and 121,859 shares, and canceling the additional rights to obtain future shares of common stock.



     Affiliates of BayStar Capital, L.P. and BayStar International, Ltd. hold our convertible senior subordinated promissory notes. The holders of the subordinated notes obtained them in exchange for shares of our Series B preferred stock in January 1998. The subordinated notes accrued 7% interest and matured in January 2001. In January 2001, we amended these notes and extended the maturity date until January 2003, decreased the interest rate from 7% to 4%, made them convertible into our common stock at maturity and allowed us to convert the notes into common stock if our average price of our common stock exceeds $2.50 for twenty consecutive trading days. The subordinated notes are convertible into shares of our common stock at a conversion price of $1.275 per share.



 (4)Represents 1,254,721 shares of our common stock and 487,433 shares of our common stock issuable upon the exercise of warrants. The warrants were issued in January 2001 at an exercise price of $1.64125 per share.



 (5)Represents 313,726 shares of our common stock and 121,859 shares of our common stock issuable upon the exercise of warrants. The warrants were issued in January 2001 at an exercise price of $1.64125 per share.



 (6)Includes convertible notes and warrants that are convertible or exercisable by their holders only to the extent that beneficial ownership of shares of common stock issuable on conversion or exercise, together with the number of shares of common stock then held by such holder and its affiliates (not including shares underlying any unconverted principal amount of the convertible notes) will not exceed 4.99% of our then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. For these reasons, the number of shares of common stock beneficially owned by the securityholders may be less than the number of shares of common stock shown as being offered in the table above by the securityholders. The restrictions on the exercise of the warrants or conversion of the notes, however, do not prevent any holder from exercising or converting and selling some of their holdings and then exercising or converting the rest of the warrants or notes. In this way, a holder could sell more than 4.99% of our common stock while never holding more than 4.99% of our common stock.



 (7)Represents 175,000 shares of our common stock issuable upon the exercise of warrants. The warrants were issued in April 1999 at an exercise price of $2.375 per share.



 (8)Represents 30,000 shares of our common stock. In April 1999, we acquired the assets and rights to certain technology, hardware and video games used in the Internet game business from Sikander, Inc. We paid $40,000 in cash and issued a promissory note for $360,000 to Sikander, Inc. for the assets.



 (9)Ed Bevilacqua has voting and investment power of Sikander, Inc. and may be deemed to share beneficial ownership of the shares held by such entity. Mr. Bevilacqua disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in Sikander, Inc.



(10)Michael A. Roth and Brian J. Stark, in their capacity as the sole members of Northbay Partners, LLC, a Wisconsin limited liability company, which serves as both the managing trading member of (i) BayStar Management, LLC, the general partner of BayStar Capital, L.P. and (ii) BayStar International Management, LLC, the investment manager of BayStar International, Ltd., possess voting and investment power over all of the shares of BayStar Capital, L.P. and BayStar International, Ltd. and may be deemed to share beneficial ownership of the shares held by such entities. Messrs. Roth and Stark each hereby disclaim beneficial ownership of any shares beneficially owned by BayStar Capital, L.P. and BayStar International, Ltd., except to the extent of each of their pecuniary interest in BayStar Capital, L.P. or BayStar International, Ltd.



(11)Represents 1,568,447 shares of our common stock, 609,292 shares of our common stock issuable upon the exercise of warrants, and 3,139,716 shares of our common stock issuable upon the conversion of subordinated notes. The warrants were issued in January 2001 at an exercise price of $1.64125 per share and the subordinated notes were issued in January 2001 with a conversion price of $1.275 per share.



(12)Matt Stanton has voting and investment power of Spencon Integrated Solutions LLC and may be deemed to share beneficial ownership of the shares held by such entity. Mr. Stanton disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in Spencon Integrated Solutions LLC.

                              PLAN OF DISTRIBUTION


     The shares of common stock offered hereby may be sold by the selling securityholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be sold by one or more of the following (as well as other methods of sale):



     - one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling securityholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;



     - purchase by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;


     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and


     - privately negotiated transactions between the selling securityholders and purchasers without a broker-dealer.



     The selling securityholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the selling securityholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Except for customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.



     We have agreed to bear all costs, expenses and fees in connection with the registration of the shares of our common stock offered by this prospectus. We have also agreed to indemnify the selling securityholders against certain liabilities, including liabilities arising under the Securities Act.


                                 LEGAL MATTERS


     The validity of the shares of common stock intended to be sold pursuant to this prospectus will be passed upon for NTN by O'Melveny & Myers LLP.


                                    EXPERTS


     The consolidated financial statements of NTN Communications, Inc., as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other financial and business information with the SEC. Our SEC filings are available on the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You also can obtain information about us from the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.


     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the following which we have previously filed with the SEC under the Securities Exchange Act of 1934 (File No. 0-19383):


     - our Annual Report on Form 10-K, as amended, for the year ended December 31, 1999;


     - Amendment No. 1 and No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 1999;


     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000;


     - Amendment No. 1 to each of our Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;



     - our Current Reports on Form 8-K filed on April 17, 2000, April 24, 2000, November 16, 2000 and February 5, 2001;



     - the description of our common stock which is contained in our registration statement on Form 8-A.



     We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling securityholders sell all of the shares of common stock covered by this Prospectus.


     You may request a copy of these filings at no cost, by writing or calling us at the following address:

                                  NTN Communications, Inc.
                                  The Campus -- 5966 La Place Court
                                  Carlsbad, California 92008
                                  Telephone: (760) 438-7400
                                  Attention: Ms. Berger


     You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents.



     You may also obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the shares of common stock. The registration statement may contain additional information that may be important to you.

------------------------------------------------------
------------------------------------------------------


YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE, PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. HOWEVER, YOU SHOULD REALIZE THAT OUR AFFAIRS MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS WILL NOT REFLECT SUCH CHANGES. YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION RELATING TO THE SECURITIES IS NOT AUTHORIZED, IF THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR IF IT IS UNLAWFUL FOR YOU TO RECEIVE SUCH AN OFFER OR SOLICITATION.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                            NTN COMMUNICATIONS, INC.


                              2,382,919 Shares of

                                  Common Stock
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                March    , 2001

------------------------------------------------------
------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The expenses in connection with the registration of shares of the selling securityholders will be borne by NTN and are estimated as follows:



Commission registration fee.................................  $    503
Printing and engraving......................................    25,000
Accounting fees and expenses................................    20,000
Legal fees and expenses.....................................    75,000
Miscellaneous expenses......................................     5,000
                                                              --------
  Total.....................................................  $120,503
                                                              ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     NTN's Certificate of Incorporation permits NTN to indemnify its officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines and amounts paid in settlement actually and reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation.



     NTN has entered into indemnification agreements with certain of its outside directors pursuant to which we have agreed to indemnify such directors from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by any such directors in or arising out of such person's capacity as a director of NTN or any other corporation of which such person is are a director or officer at the request of NTN to the maximum extent provided by applicable law. In addition, such directors are entitled to an advance of expenses to the maximum extent authorized or permitted by law.


ITEM 16. EXHIBITS

     See the attached Exhibit Index that follows the signature page.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on March 2, 2001.


                                          NTN COMMUNICATIONS, INC.,
                                          a Delaware corporation

                                          By:     /s/ STANLEY B. KINSEY
                                            ------------------------------------
                                                     Stanley B. Kinsey,
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                               TITLE                        DATE
                  ---------                               -----                        ----
                      *                           Chairman of the Board      March 2, 2001
---------------------------------------------      and Chief Executive
              Stanley B. Kinsey                     Officer (Principal
                                                 Executive and Principal
                                                    Financial Officer)

                      *                           Senior Vice President      March 2, 2001
---------------------------------------------     (Principal Accounting
                Kendra Berger                            Officer)

                      *                                  Director            March 2, 2001
---------------------------------------------
              Robert M. Bennett

                      *                                  Director            March 2, 2001
---------------------------------------------
               Barry Bergsman

                      *                                  Director            March 2, 2001
---------------------------------------------
             Esther L. Rodriguez

                      *                                  Director            March 2, 2001
---------------------------------------------
                 Gary Arlen

                      *                                  Director            March 2, 2001
---------------------------------------------
             Vincent A. Carrino



*By:    /s/ STANLEY B. KINSEY

     -------------------------------

           Stanley B. Kinsey,


            Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
 3.1*      Amended and Restated Certificate of Incorporation of NTN
           Communications, Inc., as amended (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3
           (File No. 333-69383) filed with the Securities and Exchange
           Commission)
 3.2*      Certificate of Amendment to Restated Certificate of
           Incorporation of the Company dated March 22, 2000
           (Incorporated by reference to Exhibit 3.3 to the Company's
           Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2000 (File No. 0-19383)
           filed with the Securities and Exchange Commission)
 3.3*      Certificate of Amendment to Restated Certificate of
           Incorporation of the Company dated March 24, 2000
           (Incorporated by reference to Exhibit 3.4 to the Company's
           Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2000 (File No. 0-19383)
           filed with the Securities and Exchange Commission)
 3.4*      Bylaws of NTN Communications, Inc. (Incorporated by
           reference to Exhibit 3.2 to the Registration Statement on
           Form S-8 (File No. 333-75732) filed with the Securities and
           Exchange Commission)
 4.1*      Specimen Common Stock certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A
           (File No. 0-19383) filed with the Securities and Exchange
           Commission)
 4.2**     Securities Purchase Agreement, dated November 14, 2000, by and among NTN Communications, Inc. and the Buyers as defined therein
 4.3*      Registration Rights Agreement, dated November 14, 2000, by and among NTN Communications, Inc. and the Buyers as defined therein
 4.4*      Form of Common Stock Purchases Warrant of NTN
           Communications, Inc., dated November 14, 2000
 4.5*      Form of Common Stock Purchases Warrant of NTN
           Communications, Inc., dated November 14, 2000
 4.6*      Warrant Agreement, dated November 10, 1999, between NTN
           Communications, Inc. and Spencon Integrated Solutions, LLC
           (Incorporated by reference to Exhibit 4.3 to the Company's
           Current Report on Form 8-K (File No. 001-11460) filed with the Securities and Exchange Commission)
 4.7*      Warrant Agreement, dated November 10, 1999, between NTN
           Communications, Inc. and Spencon Integrated Solutions, LLC
           (Incorporated by reference to Exhibit 4.5 to the Company's
           Current Report on Form 8-K (File No. 001-11460) filed with the Securities and Exchange Commission)
 4.8*      Warrant Agreement, dated December 20, 1999, between NTN
           Communications, Inc. and Sikander, Inc. (Incorporated by
           reference to Exhibit 4.2 to the Company's Current Report on
           Form 8-K (File No. 001-11460) filed with the Securities and
           Exchange Commission)
 4.9**     Restructure Agreement, dated January 26, 2001, by and among
           NTN Communications, Inc. and the Investors as defined
           therein.
 4.10**    First Amendment to Securities Purchase Agreement, dated
           January 26, 2001, by and among NTN Communications, Inc. and the Buyers as defined therein.
 4.11**    Form of Amended and Restated Common Stock Purchase Warrants
           of NTN Communications, Inc., dated January 26, 2001.
 5.1**     Opinion of O'Melveny & Myers LLP as to the legality of the
           Common Stock offered hereby (including consent)
23.1**     Consent of KPMG LLP, Independent Accountants
23.2**     Consent of O'Melveny & Myers LLP (included with Exhibit 5.1)
24*        Powers of Attorney


---------------


 * Previously filed



** Filed herewith